UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☑

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☐ Preliminary Proxy Statement        ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☑ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Westin Hotels Limited Partnership
(Name of Registrant as Specified In Its Charter)

Starwood Hotels & Resorts Worldwide, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Units of Limited Partnership Interest

(2)	Aggregate number of securities to which transaction applies:

135,600

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[Starwood Hotels & Resorts Worldwide, Inc. Letterhead]

October 30, 2003

Re: Starwood Tender Offer for WHLP Units

Dear Investor:

     We are pleased to inform you that we are in the final stages of preparing our previously announced tender offer for all outstanding units of limited partnership interest (the “Units”) of Westin Hotels Limited Partnership (“WHLP”), the owner of the Westin Michigan Avenue, Chicago hotel (the “Hotel”) in Chicago, Illinois. We have recently filed an amendment to our offer documents with the Securities and Exchange Commission (“SEC”) that addresses comments by the SEC’s staff, and we expect to commence our tender offer next week.

     In the process of finalizing our offer, we took into account summary financial information about the Hotel and WHLP that has been made publicly available by WHLP. In light of this information, we have decided to offer $625 in cash per Unit in our tender offer, rather than $600 as previously announced.

     In connection with our tender offer, we will be soliciting the consent of WHLP’s limited partners to proposals that would facilitate Starwood’s purchase of 100% of the Units. These include proposals to amend WHLP’s partnership agreement to, among other things, render certain transfer restrictions inapplicable to our tender offer, to certain types of similar tender offers and to mergers that follow those tender offers. We are also seeking the consent of the limited partners to effect a merger, following our tender offer, of WHLP with or into an affiliate of Starwood, for the same per Unit consideration as we are offering in the tender offer (the “Merger”).

     Those of you who have tendered Units to Kalmia Investors, LLC (“Kalmia”) or are considering tendering Units to Kalmia have an important decision to make before November 7, 2003. This is the date that Kalmia’s tender offer is currently scheduled to expire. We urge you to consider the following in deciding whether to tender any Units to Kalmia, or whether to withdraw any Units you have tendered:

•	Our offer price will be $75.00 more per Unit than the price Kalmia is offering, which represents a 14% premium.

•	We are offering to purchase all of the issued and outstanding Units. Kalmia is offering to purchase up to approximately 54% of the issued and outstanding Units. Consequently, if more than 54% of the Units are tendered in Kalmia’s offer, Kalmia will purchase only a pro rata portion of each Unitholder’s tendered Units.

•	We are seeking consents to render the transfer restrictions in the Partnership Agreement inapplicable to our offer and other similar offers. Because Kalmia is not seeking similar consents, Kalmia’s offer may be delayed or may not be completed as a result of these transfer restrictions.

•	We intend our offer to be a “going private’’ transaction and will seek to effect the Merger if our offer is successful. In the Merger, the outstanding Units not owned by us or our affiliates will be converted into the right to receive $625 in cash. Kalmia states in its offer that it has no such plans.

•	Our offer, unlike Kalmia’s offer, is subject to a condition that a minimum number of Units be tendered.

•	The general partner of WHLP and the manager of the Hotel are both wholly owned subsidiaries of Starwood. All the activities of these entities are carried out by Starwood employees, since neither the general partner nor the manager has any employees of its own. As a result of its relationship with Starwood, the general partner may have a conflict of interest with respect to our offer and consent solicitation.

     If you have tendered Units to Kalmia and wish to withdraw them after you have considered the factors set forth above, you must:

•	Complete and sign (which signature must be Medallion Guaranteed in the same manner as the Agreement of Sale pursuant to which you tendered your Units) the withdrawal notice that Kalmia provided to you. Your withdrawal notice must include your name, the number of Units to be withdrawn and the name in which the Units you tendered to Kalmia are registered; and

•	Send your withdrawal notice to Kalmia Investors, LLC, 601 Carlson Parkway, Suite 200, Minnetonka, MN 55305, so that it is received by Kalmia prior to November 7, 2003.

     If you have any questions about this letter, please contact Jared T. Finkelstein, Senior Vice President—Law of Starwood, at 914-640-8212.

     STARWOOD STRONGLY ADVISES ALL WHLP UNITHOLDERS TO READ THE FINAL, DEFINITIVE OFFER TO PURCHASE AND SOLICITATION STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE FINAL, DEFINITIVE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND A CONSENT FORM WILL BE MAILED TO ALL UNITHOLDERS AND WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. THE PRELIMINARY OFFER TO PURCHASE AND SOLICITATION STATEMENT CAN BE FOUND ON THE SEC’S WEB SITE AT WWW.SEC.GOV. A FREE COPY OF THE PRELIMINARY OFFER TO PURCHASE AND SOLICITATION STATEMENT MAY ALSO BE OBTAINED FROM STARWOOD. INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY OFFER TO PURCHASE AND SOLICITATION STATEMENT.

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     THIS LETTER IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY PARTNERSHIP UNITS OF WHLP. THE SOLICITATION AND OFFER TO BUY UNITS OF WHLP, AND THE SOLICITATION OF UNITHOLDER CONSENTS WILL BE MADE, IF AT ALL, PURSUANT TO AN OFFER TO PURCHASE AND SOLICITATION STATEMENT AND RELATED MATERIALS THAT STARWOOD WOULD FURNISH TO UNITHOLDERS AND FILE WITH THE SEC. IF THESE MATERIALS ARE FURNISHED TO UNITHOLDERS, UNITHOLDERS SHOULD READ THEM CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING RISK FACTORS AND THE TERMS AND CONDITIONS OF THE OFFER AND THE CONSENT SOLICITATION. IN SUCH EVENT, UNITHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND RELATED MATERIALS FOR FREE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM STARWOOD.

/s/ RONALD C. BROWN

Ronald C. Brown
Executive Vice President and
Chief Financial Officer of Starwood Hotels & Resorts Worldwide, Inc.

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[Starwood Hotels & Resorts Worldwide, Inc. Letterhead]

Starwood Expects to Launch Tender Offer for
Westin Michigan Avenue Hotel Next Week at Increased Purchase Price

WHITE PLAINS, N.Y. – (BUSINESS WIRE) – October 30, 2003 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that it expects to launch its tender offer for all of the outstanding units of limited partnership (the “Units”) of Westin Hotels Limited Partnership (“WHLP”), the owner of the Westin Michigan Avenue in Chicago, Illinois, next week at an increased purchase price of $625 in cash per Unit, rather than $600 as previously announced.

In connection with the tender offer, Starwood intends to solicit the consent of WHLP’s limited partners to proposals that would facilitate Starwood’s purchase of 100% of the Units. These include proposals to amend WHLP’s partnership agreement to, among other things, render certain transfer restrictions inapplicable to Starwood’s tender offer, to certain types of similar tender offers, and to mergers that follow those tender offers. Starwood is also seeking the consent of the limited partners to effect a merger, following its tender offer, of WHLP with or into an affiliate of Starwood for the same $625 purchase price.

An unsolicited tender offer by Kalmia Investors, LLC for approximately 54% of the Units at a purchase price of $550 per Unit is currently pending and is currently scheduled to expire at 5:00 p.m., Eastern time, on Friday, November 7, 2003. The offer price in Starwood’s tender offer, when launched, will be $75 more per Unit than the price Kalmia is offering, which represents a 14 % premium. Starwood’s offer will be for 100% of the Units, while Kalmia is offering to purchase only 54% of the Units, which may mean that each Unitolder will only be able to tender 54% of its Units in the Kalmia tender offer. In addition, Kalmia is not seeking consents to render any of the transfer restrictions contained in WHLP’s partnership agreement inapplicable to its offer, which may mean that Kalmia’s purchase of Units pursuant to its offer may be delayed, limited or precluded entirely. Because Kalmia’s tender offer is not for 100% of the Units, it would not be affected by Starwood’s consent solicitation. There are currently 135,000 Units outstanding in WHLP.

Subsidiaries of Starwood are the general partner of WHLP and manage the Westin Michigan Avenue hotel.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY PARTNERSHIP UNITS OF WHLP. THE SOLICITATION AND OFFER TO BUY UNITS OF WHLP WILL BE MADE, IF AT ALL, PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT STARWOOD WOULD FURNISH TO UNITHOLDERS AND FILE WITH THE SEC. IF THESE MATERIALS ARE FURNISHED TO UNITHOLDERS, UNITHOLDERS SHOULD READ THEM CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. IN SUCH EVENT, UNITHOLDERS WILL BE ABLE TO

OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FOR FREE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM STARWOOD.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchiser of hotels and resorts, including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance or actions and involve risks and uncertainties and other factors that may cause actual results or actions to differ materially from those anticipated at the time the forward-looking statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise).

CONTACT:	Starwood Hotels & Resorts
Allison Reid, 914-640-8514

SOURCE:	Starwood Hotels & Resorts Worldwide, Inc.

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